UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAWK, INC.
(Exact name of registrant as specified in charter)

Nevada	68-0680859
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
33-1220317 (Employer Identification Number)
5300 Melrose Avenue, Suite 42 Los Angeles, CA 90038	10022
(Address of principal executive offices)	(Zip Code)

Gawk, Inc. 2015 Stock Option and Incentive Plan
(Full title of plan)

Scott Kettle
Chief Executive Officer of Gawk, Inc.
5300 Melrose Avenue, Suite 42, Los Angeles, CA 90038
(888) 754-6190
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
[   ] Large accelerated filer                                                                                    [   ] Accelerated filer
[   ] Non-accelerated filer                                                                                    [ x ] Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, par value $0.001 per share (1)	150,000,000 shares	$0.0152	$2,280,000.00	$229.60

(1) The aggregate amount of securities registered hereunder is 150,000,000 shares of Common Stock of Gawk, Inc., a Nevada corporation (the “Registrant”, “Company”, “us”, “our” or “we”) to be issued upon the grant of awards pursuant to the Gawk, Inc. 2015 Stock Option and Incentive Plan (“Incentive Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) filed by the Company, shall also cover additional shares of common stock which may become issuable by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the Registrant’s shares of outstanding common stock.

(2) The offering price has been estimated solely for the purposes of the calculation of the registration fee. The offering price has been calculated as of November 4, 2015 in accordance with the manner described in paragraphs (c) and (h) of Rule 457 under the Securities Act.

(3) The fee is calculated by multiplying the aggregate offering amount by .0001007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Registration Statement on Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Gawk, Inc. 2015 Stock Option and Incentive Plan covered by this Registration Statement as required by Rule 428(b) (1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information.  We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

a.	The Registrant’s Annual Report on Form 10-K for the annual period ended July 23, 2015;
b.	The Registrant’s Quarterly Report on Form 10-Q filed on July 30, 2015;
c.	The Registrants Amended Annual Report on Form 10-K/A filed on August 20, 2015;
d.	The Registrant’s Amended Quarterly Report on Form 10-Q/A filed on August 20, 2015;
e. f. g.
The Registrant’s Amended Quarterly Report on Form 10-Q/A filed on August 24, 2015
The Registrant’s Quarterly Report on Form 10-Q filed on September 14, 2015; and
The description of the Registrant's Common Stock contained in our Form 8-A12G, filed on August 21, 2015, which incorporates the description of Registrant’s Common Stock contained in our Registration Statement on Form S-1 (No. 333-180611), as filed with the Securities and Exchange Commission on April 6, 2012, as each may be further amended from time to time.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.   Description of Securities.

Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under our Articles of Incorporation and Bylaws, we will indemnify, to the extent allowed under the Nevada Revised Statutes, an officer or director who is made a party to any proceeding, including a lawsuit, because of their position. We must advance expenses incurred in defending a proceeding. The person to be indemnified must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

Section 78.7502 of the Nevada Revised Statutes provides for the indemnification of corporate directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions of Nevada law, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Section 78.138 of the Nevada Revised Statutes authorizes a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty under certain circumstances. Nevertheless, our Articles of Incorporation do not eliminate the fiduciary duty of the directors. Further, under Section 78.138, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that:  (a) the director’s or officer’s act or failure to act constituted a breach of his or her fiduciary duties as a director or officer; and (b) the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Item 7.   Exemption from Registration Claimed.

Not Applicable.

Item 8.   Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.   Undertakings.

(a)    The Registrant hereby undertakes:

 (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on November 6, 2015.

Gawk, Inc.
By: /s/ Scott Kettle
Scott Kettle, Chairman, Director, Chief Executive Officer, President, Treasurer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Scott Kettle, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

November 6, 2015	/s/ Scott Kettle
Date	Scott Kettle, Chairman, Director, Chief Executive Officer, President Treasurer and Principal Accounting Officer

November 6, 2015	/s/ Chris Hall
Date	Chris Hall, Director

November 6, 2015	/s/ Michael Selsman
Date	Michael Selsman, Director

INDEX TO EXHIBITS

Number	Description
4.1	Gawk, Inc. 2015 Stock Option and Incentive Plan
4.2 4.3 5.1
Articles of Incorporation (incorporated by reference to our registration statement filed on Form S-1 on
April 6, 2012)
By-Laws (incorporated by reference to our registration statement filed on Form S-1 on April 6, 2012)
Opinion of Austin Legal Group, APC

23.1	Consent of Austin Legal Group, APC (included in Exhibit 5.1)
23.2	Consent of Malone Bailey LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included in the signature page to this Registration Statement)